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                                                                    EXHIBIT 16.1





January 20, 2003




Securities and Exchange Commission
Washington, D.C. 20549


Ladies and Gentlemen:


We were previously principal accountants for Cell Robotics International, Inc. and subsidiary and, under the date of February 22, 2002, we reported on the consolidated financial statements of Cell Robotics International, Inc. and subsidiary as of and for the years ended December 31, 2001 and 2000. On January 17, 2002, our appointment as principal accountants was terminated. We have read the Company's statements included under Item 4 of its Form 8-K dated January 17, 2003, and we agree with such statements, except that we are not in a position to agree or disagree with the Company's statements that the Audit Committee of the Board of Directors unanimously approved the dismissal of KPMG LLP and the appointment of Grant Thornton LLP as the independent accountant for the Company and subsidiary or that the Company has not consulted with Grant Thornton LLP.


Very truly yours,


/s/ KPMG LLP